As filed with the Securities and Exchange Commission on January 27, 1998

                                             REGISTRATION STATEMENT NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 INTERPOOL, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             13-3467669
         (State or other jurisdiction             (IRS Employer
          of incorporation or organization)       Identification  Number)

                              211 COLLEGE ROAD EAST
                           PRINCETON, NEW JERSEY 08540
                                 (609) 452-8900

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARTIN TUCHMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 INTERPOOL, INC.
                              211 COLLEGE ROAD EAST
                           PRINCETON, NEW JERSEY 08540
                                 (609) 452-8900
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:

     Jeffrey S. Lowenthal, Esq.                   Mark C. Smith, Esq.
    Stroock & Stroock & Lavan LLP      Skadden, Arps, Slate, Meagher & Flom LLP
           180 Maiden Lane                         919 Third Avenue
      New York, New York 10038                 New York, New York 10022
           (212) 806-5400                           (212) 735-3000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     From time to time after this Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================

TITLE OF EACH                                       PROPOSED MAXIMUM          PROPOSED MAXIMUM
CLASS OF SECURITIES         AMOUNT TO BE            OFFERING PRICE            AGGREGATE OFFERING         AMOUNT OF
TO BE REGISTERED            REGISTERED(1)           PER UNIT(2)               PRICE(1)(2)                REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Debt Securities                  (3)                                              (3)                        N/A
-----------------------------------------------------------------------------------------------------------------------------
Preferred Stock                  (3)                                              (3)                        N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock                    (3)(4)                                            (3)                        N/A
-----------------------------------------------------------------------------------------------------------------------------
Total                       $400,000,000                100%                   $400,000,000               $118,000
=============================================================================================================================

(1)  In no event will the aggregate initial offering price of the Debt
     Securities, Preferred Stock and Common Stock issued under this registration statement exceed $400,000,000. If any Debt Securities are issued at an original issue discount, then additional Debt Securities may be issued so long as the aggregate original principal amount of all such Debt
     Securities, together with the original principal amount of all other securities registered and offered hereunder, does not exceed $400,000,000.
(2) Estimated solely for purposes of computing the registration fee. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) In addition to any Debt Securities, Preferred Stock or Common Stock that may be issued directly under this registration statement, there are being registered hereunder an indeterminate amount of Debt Securities, and an indeterminate number of shares of Preferred Stock or Common Stock, as may be issued upon conversion of Debt Securities or Preferred Stock, as the case may be. No separate consideration will be received for any Debt
     Securities, Preferred Stock or Common Stock so issued upon such conversion.
(4) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION--DATED JANUARY 27, 1998

PROSPECTUS
                                  $400,000,000

                                 INTERPOOL, INC.
                          PREFERRED STOCK, COMMON STOCK
                                       AND
                                 DEBT SECURITIES

     Interpool, Inc. (the "Company") may offer and sell from time to time (the "Offering"), together or separately, (i) shares of its Preferred Stock, par value $.001 per share (the "Preferred Stock"), in one or more series, (ii) shares of its Common Stock, par value $.001 per share (the "Common Stock"), and/or (iii) its unsecured debt securities (the "Debt Securities"), which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"), consisting of unsecured debentures, notes and/or other evidences of its indebtedness in one or more series, at prices and on terms to be determined at the time or times of sale. The Debt Securities, Preferred Stock and Common Stock are referred to herein collectively as the "Securities." The aggregate initial offering price of the Securities will not exceed $400,000,000 (or its equivalent if the Debt Securities are denominated in one or more foreign currencies, currency units or composite currencies).

     For each offering of Securities for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (each a "Prospectus Supplement") that sets forth, as applicable, (i) the specific designation, aggregate principal amount, denominations, currency of payment, maturity, premium, if any, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, terms for any redemption at the option of the Company or the holder, terms for any sinking fund payments, subordination provisions, if any, any listing on a national securities exchange, the form of the Debt Securities (which may be in registered or permanent global form), the initial public offering price and any other terms in connection with the offering and sale of the Debt Securities, if any, in respect of which this Prospectus is being delivered; (ii) the specific series designation, number of shares, the stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends will be payable and dates from which dividends will accrue, optional or mandatory redemption or sinking fund provisions, any conversion or exchange rights, any listing of the Preferred Stock on a national securities exchange, any voting rights and any other terms in connection with the offer and sale of the Preferred Stock, if any, in respect of which this Prospectus is being delivered; and (iii) the number of shares and initial public offering price of the Common Stock, if any, in respect of which this Prospectus is being delivered. The Prospectus Supplement will also contain information, as applicable, about material United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered. See "Description of Debt Securities," "Description of Preferred Stock" and "Description of Common Stock."

     The Senior Securities of the Company will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company.

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "IPX." Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

     The Securities may be sold to or through underwriters, and also may be sold directly by the Company to other purchasers or through agents. See "Plan of Distribution." The names of and the principal amounts to be purchased by any underwriters or sold through any agents and the compensation of such underwriters or agents will be set forth in an accompanying Prospectus Supplement.

                          ____________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ____________________________

              The date of this Prospectus is _____________________.

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily summaries of the material elements of such contract, agreement or document, and with respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                          ____________________________

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (c) the Company's Current Reports on Form 8-K dated July 29, 1997 and July 31, 1997;

     (d) the Company's Proxy Statement dated April 17, 1997 in connection with the Company's Annual Meeting of Stockholders in 1997; and

     (e) the description of the Company's Common Stock contained in Amendment No. 2 to the Company's Registration Statement on Form 8-A as filed with the Commission on May 4, 1993.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Any such request should be directed to Interpool, Inc., 211 College Road East, Princeton, New Jersey, 08540, Attention: Investor Relations. Telephone requests may be directed to (609) 452-8900.

                           FORWARD LOOKING STATEMENTS

     This Prospectus and the accompanying Prospectus Supplement, including certain information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof or thereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or thereof or to reflect the occurrence of unanticipated events.

                                   THE COMPANY

     Interpool is one of the world's leading lessors of intermodal dry freight standard containers and is the second largest lessor of intermodal container chassis in the United States. At September 30, 1997, the Company's container fleet totaled approximately 360,000 twenty-foot equivalent units ("TEUs"), the industry standard measure of dimension for containers used in international trade, and its chassis fleet totaled approximately 61,000 chassis. The Company leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

     The efficiencies and cost savings inherent in intermodal transportation of containerized cargo have facilitated the dramatic growth of international trade. Intermodal transportation permits movement of cargo in a standard steel container by means of a combination of ship, rail and truck without unpacking and repacking of the contents during transit. The world's dry freight standard container fleet has grown from fewer than .4 million TEUs in 1970 to approximately 8.7 million TEUs by mid-1996. During the twelve month period ending in mid-1996 approximately 1.3 million TEUs were produced, of which 0.4 million have been estimated as replacements of older containers. Concurrently with this growth of the world's container fleet, the domestic chassis fleet has grown to accommodate the increased container traffic. Leasing companies have played a significant role in the growth of intermodal transportation, supplying approximately half of the world's container and chassis requirements.

     The Company focuses on leasing dry freight standard containers and container chassis on a long-term basis in order to achieve high utilization of its equipment and stable and predictable earnings. From 1991 through 1994, the combined utilization rate of the Company's container and chassis fleets averaged at least 90%. At the end of 1995 and 1996, the combined utilization rate of the Company's container and chassis fleets was approximately 97% and at September 30, 1997 such rate was approximately 98%. Substantially all of the Company's newly acquired equipment is leased on a long-term basis, and at September 30, 1997 approximately 93% of its total equipment fleet is currently leased on this basis. The remainder of the Company's equipment was under short-term agreements to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases. The Company concentrates on dry freight standard containers and chassis because such equipment may be more readily remarketed upon expiration of a lease than specialized equipment. In financing its equipment acquisitions, the Company generally seeks to meet debt service requirements from the leasing revenue generated by its equipment.

     The Company conducts its container and chassis leasing business through two subsidiaries, Interpool Limited and Trac Lease, Inc. ("Trac Lease"). Certain other United States equipment leasing activities are conducted through Interpool itself.

     The Company and its predecessors have been involved in the leasing of containers and chassis since 1968. The Company leases containers throughout the world, with particular emphasis on the Pacific Rim. The Company leases chassis to customers for use in the United States. The Company maintains contact with its customers through a worldwide network of offices, agents and sales representatives. The Company believes one of the key factors in its ability to compete effectively has been the long-standing relationships management has established with most of the world's large shipping lines. In addition, Interpool relies on its strong credit rating and low financing costs to maintain its competitive position.

     From time to time the Company considers possible acquisitions of complementary businesses and asset portfolios.

     The Company is a Delaware corporation formed in February 1988 with its principal executive offices located at 211 College Road East, Princeton, New Jersey 08540. Its telephone number is (609) 452-8900.

                                 USE OF PROCEEDS

     Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities being offered hereby for general corporate purposes, which may include the repayment of secured indebtedness of the Company and/or its subsidiaries, the purchase of equipment, acquisitions and/or working capital. Pending such use, the net proceeds of any offering of the Securities offered hereby may be invested temporarily in investment grade marketable securities.

                     RATIOS OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company for the periods indicated.


                                                                                                                 Nine Months
                                           Years Ended December 31,                                        Ended September 30,
                    _______________________________________________________________________________      _______________________
                      1992       1992       1993       1994       1995        1996           1996           1997         1997
                      ----       ----       ----       ----       ----        ----           ----           ----         ----
                                 (Pro                                                        (Pro                         (Pro
                     (Actual)    Forma)(1) (Actual)   (Actual)   (Actual)   (Actual)        Forma)(2)      (Actual)      Forma)(2)

Ratio of
earnings to            1.8x      1.8x        2.4x       2.2x       1.9x       1.9x           1.7x            2.1x          2.1x
fixed charges (3)....

Ratio of earnings to
combined fixed
charges and            1.8x      1.8x        2.4x       2.2x       1.8x       1.8x           1.7x            2.0x          2.1x
preferred stock
dividends (4).........

---------------

(1)  The 1992 pro forma ratios give effect to (a) the recapitalization of Trac
     Lease (effected in July 1992), and (b) the acquisition of Trac Lease and the minority interest in Interpool Limited (effected in 1993), as if these transactions had been consummated as of January 1, 1992.

(2) The pro forma ratios give effect to the issuance by the Company of $75 million principal amount of its 9 7/8% Junior Subordinated Deferrable
     Interest Debentures ("Junior Subordinated Debentures") to Interpool Capital
     Trust in January 1997 and to the use by the Company of approximately $52.9 million of the net proceeds therefrom to retire shares of Preferred Stock, as if such transactions had occurred on the first day of the period indicated; the remaining net proceeds from the sale of the Junior
     Subordinated Debentures of approximately $20.4 million are treated as if invested in interest bearing accounts earning 5% per annum.

(3) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before provision for income taxes, extraordinary items and fixed charges and (ii) fixed charges consist of interest expense and 75% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals). Interest for the nine months ended September 30, 1997 included approximately $5.0 million
     ($5.6 million on a pro forma basis) of interest payments relating to the Company's Junior Subordinated Debentures. Excluding such interest, the ratio of earnings to fixed charges for such nine-month period would have been 2.3x (2.3x on a pro forma basis).

(4) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, (i) earnings consist of income before provision for income taxes, extraordinary items and fixed charges and (ii) fixed charges consist of interest expense and 75% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals). No preferred stock dividends were paid prior to 1995. Interest for the nine months ended September 30, 1997 included approximately $5.0 million ($5.6 million on a pro forma basis) of interest payments relating to the Company's Junior Subordinated Debentures.
     Excluding such interest, the ratio of earnings to fixed charges and preferred stock dividends for such nine-month period would have been 2.2x
     (2.3x on a pro forma basis).

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities of the Company to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities constitute either Senior Securities or Subordinated Securities. The Debt Securities will be issued under an Indenture (the "Indenture"), to be entered into by the Company and a trustee (the "Trustee") to be designated prior to the issuance of any such Debt Securities, the form of which Indenture is filed as an exhibit to this Registration Statement. Information regarding the Trustee under the Indenture will be included in any Prospectus Supplement relating to any series of Debt Securities. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions of defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Certain capitalized terms used but not defined herein are defined in the Indenture.

GENERAL

     The Indenture provides that unsecured Debt Securities of the Company, not limited in aggregate principal amount, may be issued in one or more series thereunder. The Senior Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Company (including any Senior Securities), in the manner and to the extent described in the applicable Prospectus Supplement.

     The Company primarily conducts its operations through its subsidiaries. The rights of the Company and its creditors, including the Holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms thereof, among others: (1) the title of such Debt Securities and whether they are Senior Securities or Subordinated Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on such Debt Securities shall be payable if other than the registered holder; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates at which such Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined; (6) the date or dates from which any such interest shall accrue, and the Interest Payment Dates on which payment of any such interest will be payable and the Regular Record Dates for such Interest Payment Dates (or method for establishing any such date or dates);
(7) the place or places where the principal of, premium, if any, and any interest on such Debt Securities shall be payable; (8) the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (10) the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) if other than U.S. dollars, the currency, currencies or currency unit or units in which principal of, premium, if any, and interest on such Debt Securities shall be payable and the manner of determining the equivalent thereof in the currency of the United States for any purpose;
(12) if the principal of or any premium or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the period or periods within which and the terms and conditions upon which such election is to be made; (13) the index or formulas, if any, with reference to which the amount of any payment of principal of, premium, if any, or interest on the Debt Securities will be determined; (14) the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof, if other than the stated principal amount thereof; (15) if the principal amount payable at the Stated Maturity of any of the Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (16) any restrictive covenants included for the benefit of Holders of such Debt Securities; (17) any additional Events of Default with respect to such Debt Securities; (18) whether such Debt Securities shall be issued, in whole or in part, in permanent global form (each a "Global Security") and, in such case, the Depositary for such Global Security or Securities; (19) in the case of an issue of Subordinated Securities, the applicable subordination provisions; (20) the applicability of any provisions described below under "--Discharge, Defeasance and Covenant Defeasance;" and (21) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures.

     Principal, premium, if any, and interest will be payable, and such Debt Securities will be transferable, in the manner described in the Prospectus Supplement relating to such Debt Securities. The maturities and interest rates of certain Debt Securities sold through underwriters or agents may be fixed by the Company from time to time, in which case no specific maturities or rates, but rather permissible ranges of such maturities and rates will be set forth in the Prospectus Supplement relating thereto. The offices or agencies of the Company at which exchanges and transfers of Debt Securities will be registrable and the office or agency of any Paying Agent with respect to the Debt Securities will be identified in the Prospectus Supplement relating thereto, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. The Indenture also provides that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form.

     Debt Securities may be issued at a discount from their stated principal amount. United States Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement. "Original Issue Discount Security" means any security which provides for an amount less than the stated principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement. If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     Except as indicated in the applicable Prospectus Supplement, there are no provisions of the Indenture that affords Holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     Unless otherwise specified in the Prospectus Supplement, the Debt Securities initially will be represented by one or more securities in registered, global form (collectively, the "Global Debt Securities"). The Global Debt Securities will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Debt Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Debt Securities may not be exchanged for Debt Securities in certificated form except in the limited circumstances described under "--Exchange of Book-Entry Debt Securities for Certificated Debt Securities" below.

     DEPOSITARY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Debt Securities, DTC will credit the accounts of Participants designated by the Underwriters or Agents with portions of the principal amount of the Global Debt Securities and (ii) ownership of such interests in the Global Debt Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Debt Securities).

     Investors in the Global Debt Securities may hold their interests therein directly through DTC if they are Participants in such system or indirectly through organizations which are Participants in such system. All interests in a Global Debt Security will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Debt Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Debt Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interests in the Global Debt Securities will not have Debt Securities registered in their name, will not receive physical delivery of Debt Securities in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments in respect of the Global Debt Security registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Trustee will treat the persons in whose names the Debt Securities, including the Global Debt Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debt Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Debt Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Debt Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Debt Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Debt Securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Debt Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants and Indirect Participants. Transfers among Participants and Indirect Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Debt Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Debt Securities are credited and only in respect of such portion of the principal amount of the Debt Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Debt Securities for legended Debt Securities in certificated form and to distribute such Debt Securities to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believe to be reliable, but the Company does not take responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Debt Securities among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

     EXCHANGE OF BOOK-ENTRY DEBT SECURITIES FOR CERTIFICATED DEBT SECURITIES

     A Global Debt Security is exchangeable for Debt Securities in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Debt Security and the Company thereupon fails to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion elects to cause the issuance of the Debt Securities in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Indenture. In all cases, certificated Debt Securities delivered in exchange for any Global Debt Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

PAYMENT AND PAYING AGENT

     Payments in respect of the Global Debt Securities held in global form shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable payment dates. In respect of the Debt Securities that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent (the "Paying Agent") shall initially be the Trustee and any co-paying agent chosen by the Trustee and acceptable to the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Trustee and the Company. In the event that the Trustee shall no longer be the Paying Agent, the Company shall appoint a successor (which shall be a bank or trust company) to act as Paying Agent.

     Any moneys deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Debt Securities and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Debt Securities shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

SUBORDINATION OF SUBORDINATED SECURITIES

     The indebtedness evidenced by any Subordinated Securities that may be issued by the Company will be subordinated and junior in right of payment to the extent set forth in the subordination provisions of the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined below). No payment shall be made on the Subordinated Securities, including by way of redemption, purchase, or in any other manner, if the Trustee shall have received notice from the Company or any holder of more than $10 million of Senior Indebtedness, that (i) there exists a default which shall be continuing in the payment of principal of, or premium, if any, or interest on any Senior Indebtedness, beyond any applicable grace period with respect thereto, or (ii) there exists a default (other than a default specified in clause (i) above) with respect to any Senior Indebtedness which shall be continuing; provided, however, that no notice given with respect to one or more defaults of the type specified in clause (ii) shall suspend for longer than 180 days from the date of such notice any payment on Subordinated Securities that has become due, and only one such notice may be given during any 360-day period.

     Upon any distribution of assets of the Company upon any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all principal of, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the Holders of the Subordinated Securities or the Trustee, in its capacity as Trustee of any Subordinated Securities, are entitled to receive or retain any assets so distributed in respect of the Subordinated Securities. By reason of this provision, in the event of insolvency, Holders of the Subordinated Securities may recover less, ratably, than other creditors of the Company, including holders of Senior Indebtedness.

     Subject to payment in full of all Senior Indebtedness of the Company, the rights of Holders of the Subordinated Securities will be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on (a) all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the Subordinated Securities, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind or in connection with the obtaining of financing, and (b) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, in any such case whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Securities or it is provided that such indebtedness or obligation is subordinated to Senior Indebtedness to substantially the same extent as the Subordinated Securities are subordinated to Senior Indebtedness.

     The Indenture places no limitation on the amount of Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness. As of September 30, 1997, the amount of Senior Indebtedness was approximately $669.7 million.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities and the Indenture,
(ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officer's Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of holders of any series of Debt Securities may only be modified by the Company and the Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities affected by such modification. However, without the consent of each holder of any series of Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any such series of Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any such series of Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any such series of Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any such series of Debt Securities;
(v) impair the right to institute suit for the enforcement of any such payment when due; (vi) reduce the amount of outstanding of such series of Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified; or (viii) modify the subordination provisions of any series of Subordinated Securities in a manner adverse to the holders of any such series of Subordinated Securities.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company is permitted under the Indenture to discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency in which such series of Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such series of Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such series of Debt Securities have become due and payable) or to the stated maturity and redemption date, as the case may be.

     The Indenture provides that the Company may elect either (a) to defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such series of Debt Securities and the obligations to register the transfer or exchange of such series of Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance"), or (b) to be released from any obligations with respect to such Debt Securities under the restrictions described under "Description of Debt Securities--Certain Covenants" in the applicable Prospectus Supplement, or its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute an Event of Default with respect to such series of Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in cash in United States dollars, or Government Obligations, or both, applicable to such series of Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such series of Debt Securities on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

     If the Company effects covenant defeasance with respect to any series of Debt Securities and such Debt Securities are declared due and payable because of an Event of Default, the amount in cash in United States dollars and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     "GOVERNMENT OBLIGATIONS" means securities which are (a) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or in the case of Subordinated Securities, by reason of the subordination provisions of the Indenture): (i) default in the payment of interest on such series of Debt Securities when due and payable, which continues for 30 days; (ii) default in the payment of principal of such series of Debt Securities when due and payable at maturity;
(iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities which continues for 60 days after written notice as provided in the Indenture (other than a covenant expressly included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series); (iv) default under any bond, debenture or other Indebtedness of the Company or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to any series of Debt Securities, either the Trustee or the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare such Debt Securities due and payable immediately.

     The Company will not declare or pay any dividends or make any distribution to holders of its capital stock (other than dividends or distributions payable in capital stock of the Company) if at the time of any of the aforementioned actions an Event of Default has occurred and is continuing or would exist immediately after giving effect to such action, except for the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provisions on the date of declaration.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to any series of Debt Securities, give to the holders of such series of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any series of Debt Securities.

     The Indenture provides that the holders of a majority in aggregate principal amount of any series of Debt Securities then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debt Securities on or after the respective due dates expressed in such Debt Securities, and to institute suit for the enforcement of any such payments.

     The holders of a majority in principal amount of any series of Debt Securities then outstanding may on behalf of the holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities or such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each Debt Security affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

GOVERNING LAW

     The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law rules.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee will act as registrar and transfer agent for all series of Debt Securities. Registration of transfers of Debt Securities of any series will be effected without charge by or on behalf of the Company, but upon payment of any tax or other governmental charges that may be imposed in connections with any transfer or exchange.

     The Trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Restated Bylaws (the "Bylaws"), including the definitions therein of certain terms, and the certificate of designations (each a "Certificate of Designations") relating to each series of the Preferred Stock that will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

     Under the Company's Certificate of Incorporation, the Company is authorized to issue up to 1,000,000 shares of Preferred Stock, in one or more series, with such designations, voting powers, preferences and relative participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as may be stated or expressed in resolutions providing for the creation and issuance thereof adopted by the Board of Directors of the Company. Thus, without stockholder approval, the Board of Directors could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock. No Preferred Stock is currently outstanding.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered hereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise provided in the applicable Prospectus Supplement, each series of the Preferred Stock will rank on a parity as to the payment of dividends and amounts upon dissolution, liquidation or winding up of the Company. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

     DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series or such other dates as may be set forth in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (i) full dividends (including, if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to the payment of dividends or amounts upon dissolution, liquidation or winding up of the Company junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock that is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock and other than as a result of the reclassification of Junior Stock.

     LIQUIDATION PREFERENCES

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of a series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Junior Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to the payment of amounts upon the dissolution, liquidation or winding up of the Company on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to payment of dividends and amounts upon the liquidation, dissolution or winding up of the Company with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

     CONVERSION RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

     VOTING RIGHTS

     Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable Delaware law or in the Company's Certificate of Incorporation or as described below, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     TRANSFER AGENT AND REGISTRAR

     Unless otherwise indicated in a Prospectus Supplement relating thereto, American Stock Transfer and Trust Company will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock. See "Description of Common Stock--General - Transfer Agent and Registrar."

                           DESCRIPTION OF COMMON STOCK

     The following description of the terms of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate. The description of certain provisions of the Common Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law, as amended (the "DGCL"), and to provisions of the Company's Certificate of Incorporation and Bylaws, including the definitions therein of certain terms.

GENERAL

     The Company's Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Common Stock, par value $.001 per share, of which 27,551,728 shares have been issued and were outstanding as of December 31, 1997. The Common Stock of the Company is listed on the New York Stock Exchange and the additional shares of Common Stock that may be offered hereby will be listed, subject to notice of issuance, on such exchange.

     DIVIDENDS

     After any requirements with respect to dividends on any Preferred Stock have been met, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends will be paid out of assets legally available therefor and will be distributed pro rata in accordance with the number of shares of Common Stock held by each such holder.

     VOTING RIGHTS

     Each holder of Common Stock is entitled to one vote per share on each matter to be voted on by stockholders. Because there is no cumulative voting of shares, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so.

     LIQUIDATION RIGHTS

     In the event of any liquidation, distribution or sale of assets, dissolution or winding-up of the Company, holders of Common Stock will be entitled to share equally and ratably in all assets available for distribution to stockholders after payment of creditors and distribution in full to the holders of any series of Preferred Stock outstanding at the time of any preferential amount to which they may be entitled.

     OTHER TERMS

     The Common Stock carried no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefit of any sinking fund.

     TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer and Trust Company.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that may have an effect of delaying or deterring a change in control of the Company. Such provisions require, among other things, (i) a classified Board of Directors, with each class containing as nearly as possible one-third of the total number of members of the Board of Directors and the members of each class serving for staggered three-year terms, (ii) a vote of at least 75% of the Company's voting securities to amend certain provisions of the Certificate of Incorporation and Bylaws, (iii) advance notice procedures with respect to nominations of directors or other matters to be voted on by stockholders other than by or at the direction of the Board of Directors, (iv) the filling of vacancies on the Board of Directors only by a vote of a majority of the directors then in office, (v) the taking of any action by the Company's stockholders only at a duly called annual or special meeting, which may only be called by the Chairman of the Board of Directors of a majority of the directors and (vi) removal of a director only for cause upon the vote of the holders of a majority of the Company's outstanding voting securities.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved by a vote of at least 80% of the holders of the Company's voting securities. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock. Such provisions could render the Company more difficult to be acquired pursuant to an unfriendly acquisition by a third party by making it more difficult for such person to obtain control of the Company without the approval of the Board of Directors.

     The Company has included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and to indemnify its directors and officers to the fullest extend permitted by Section 145 of the DGCL.

HOLDING COMPANY STATUS

     Because most of the Company's business activities and assets are operated or held by subsidiaries, the right of the Company to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization (and thus the ability of the Company's stockholders and other securityholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company itself may be a creditor of that subsidiary with recognized claims.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through underwriters or to dealers acting as principals for their own account and also may sell Securities directly to other purchasers or through agents. The Company reserves the right to sell Securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities.

     If so indicated in a Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Any Securities issued hereunder (other than Common Stock) will be new issues of securities with no established trading market. The Company does not currently intend to apply for the listing of any Securities (other than the Common Stock) on any national securities exchange. No assurance can be given as to the liquidity of the trading market for any such Securities.

         Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                  LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan LLP, New York, New York, and for any underwriter or agent by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                     EXPERTS

     The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K and incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated therein by reference in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities Act registration fee.....................................$118,000
Printing and engraving expenses.....................................**
Fees and expenses of Trustee, Transfer Agent and Registrar
Accounting fees and expenses........................................**
Legal fees and expenses.............................................**
Blue sky fees and expenses (including fees of counsel)..............**
Rating agency fees and expenses.....................................**
Miscellaneous.......................................................**
Total...............................................................**


*    All amounts except the Securities Act registration fee are estimated.
**   To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL. Specifically, no director of the Company will be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability; (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

     Under the Restated Certificate of Incorporation, the Company will indemnify those persons whom it shall have the power to indemnify to the fullest extent permitted by Section 145 of the DGCL, which may include liabilities under the 1933 Act. Accordingly, in accordance with Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

     The Restated Certificate of Incorporation provides that the Company will advance expenses to the fullest extent permitted by Section 145 of the DGCL. Accordingly, the Company, in accordance therewith, will pay for the expenses incurred by an indemnified person in defending the proceedings specified in the preceding paragraph in advance of their final disposition, provided that, if the DGCL so requires, such person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. In addition, pursuant to the DGCL the Company may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the Company against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of DGCL. The Company has obtained insurance for the benefit of the Company's officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

     The Company has entered into agreements to indemnify its outside directors which are intended to provide the maximum indemnification permitted by Delaware law. These agreements, among other things, indemnify each of the Company's outside directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action by or in the right of the Company, on account of such director's service as a director of the Company.

ITEM 16. EXHIBITS.

EXHIBIT NO.       DESCRIPTION

1.1               Form of Underwriting Agreement for Debt Securities*
1.2               Form of Underwriting Agreement for Preferred Stock*
1.3               Form of Underwriting Agreement for Common Stock*
1.4               Form of Distribution Agreement for Medium-Term Notes*

4.1 Form of Indenture for Senior and Subordinated Debt Securities and Medium-Term Notes*
4.2               Form of Debt Security*
4.3               Form of Medium-Term Note (Fixed Rate)*
4.4               Form of Medium-Term Note (Floating Rate)*
4.5 Form of Certificate for Common Stock, incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1
                  (No. 33-59498)

5.1 Opinion of Stroock & Stroock & Lavan LLP regarding legality of securities being registered*

12.1              Calculation of Ratios of Earnings to Fixed Charges*
12.2 Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends*

23.1 Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)
23.2              Consent of Arthur Andersen LLP
24.1 Power of Attorney (included on Page II-6 of this registration statement)
25.1              Statement of Eligibility of Trustee on Form T-1*

__________________

*  To be filed by amendment


     Any underwriting agreement or additional form of distribution agreement in respect of the Securities and any additional form or forms of securities with respect to each offering of Securities registered hereunder may be filed as an exhibit to a Current Report on Form 8-K of Interpool, Inc. and will be incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (7) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

     (8) To file an application for the purpose of determining the eligibility of the Trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements to file on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 27th day of January 1998.

                                          INTERPOOL, INC.


                                          By: /s/ Martin Tuchman
                                              MARTIN TUCHMAN
                                              CHAIRMAN AND CHIEF EXECUTIVE
                                              OFFICER

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Tuchman, Raoul J. Witteveen and Richard W. Gross, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                 TITLE                              DATE

/s/ Martin Tuchman         Chairman of the Board                January 27, 1998
Martin Tuchman             and Chief Executive Officer

/s/ Raoul J. Witteveen     President, Chief Operating           January 27, 1998
Raoul J. Witteveen         Officer, Chief Financial Officer
                           and Director (Principal Financial
                           Officer)

/s/ Arthur L. Burns        Director, Secretary and General      January 27, 1998
Arthur L. Burns            Counsel

/s/ William Geoghan        Controller (Principal Accounting     January 27, 1998
William Geoghan            Officer)

______________________     Director
Warren L. Serenbetz

/s/ John M. Bucher         Director                             January 27, 1998
John M. Bucher

/s/ Peter D. Halstead      Director                             January 27, 1998
Peter D. Halstead

/s/ Jospeh J. Whalen       Director                             January 27, 1998
Joseph J. Whalen

                                  EXHIBIT INDEX

EXHIBIT NO.                   DESCRIPTION                             PAGE NO.

1.1         Form of Underwriting Agreement for Debt Securities*
1.2         Form of Underwriting Agreement for Preferred Stock*
1.3         Form of Underwriting Agreement for Common Stock*
1.4         Form of Distribution Agreement for Medium-Term Notes*
4.1         Form of Indenture for Senior and Subordinated
            Debt Securities and  Medium-Term Notes*
4.2         Form of Note*
4.3         Form of Medium-Term Note (Fixed Rate)*
4.4         Form of Medium-Term Note (Floating Rate)*
4.5         Form of Certificate for Common Stock,
            incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (No. 33-59498)
5.1 Opinion of Stroock & Stroock & Lavan LLP regarding legality of securities being registered*
12.1        Calculation of Ratios of Earnings to Fixed
            Charges*
12.2        Calculation of Ratios of Earnings to Combined
            Fixed Charges and Preferred Stock Dividends*
23.1        Consent of Stroock & Stroock & Lavan LLP
            (included in Exhibit 5.1)
23.2        Consent of Arthur Andersen LLP
24.1 Power of Attorney (included on Page II-6 of this registration statement)
25.1        Statement of Eligibility of Trustee on Form T-1*


_______________

*    To be filed by amendment